UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8 - K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 1, 2007

STERLING FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation)	0-20800 (Commission File Number)	91-1572822 (IRS Employer Identification No.)
111 North Wall Street, Spokane, Washington 99201
(Address of principal executive offices) (Zip Code)
(509) 458-3711
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.
☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
Item 8.01. Other Events.
     On April 11, 2007, Sterling Financial Corporation (“Sterling”) and North Valley Bancorp (“North Valley”), the parent company of North Valley Bank, announced that they had entered into an Agreement and Plan of Merger dated April 10, 2007 (the “Merger Agreement”), pursuant to which North Valley would merge with and into Sterling, with Sterling being the surviving corporation. The boards of directors of both Sterling and North Valley approved the Merger Agreement on April 10, 2007 and the shareholders of North Valley approved the principal terms of the Merger Agreement at a special meeting of shareholders held on July 31, 2007.
     Pursuant to the terms of the Merger Agreement, either party was entitled to terminate the Merger Agreement if the proposed merger was not consummated by November 30, 2007. Effective December 1, 2007 Sterling received notice from North Valley that the North Valley board of directors had decided to exercise its right to terminate the Merger Agreement. This decision was reached after it became apparent that requisite regulatory approval of the transaction by the Federal Deposit Insurance Corporation, which is a condition precedent to the merger, had not been received as of November 30, 2007, and there was no assurance when or if such approval would be received.
     Pursuant to the terms of the Merger Agreement, the parties remain bound by the terms of a Confidentiality Agreement dated February 6, 2007, and all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring the expense. Sterling’s costs and expenses in connection with the transaction are expected to be less than $1 million. There were no termination fees incurred by the parties in connection with the termination of the Merger Agreement.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibit
     99.1 Text of Sterling Press Release dated December 3, 2007.
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S I G N A T U R E
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STERLING FINANCIAL CORPORATION
(Registrant)
December 3, 2007	By:	/s/ Daniel G. Byrne
Date		Daniel G. Byrne
Executive Vice President, Assistant Secretary and Principal Financial Officer

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